Exhibit 5.1

November 22, 2024

Knightscope, Inc.

1070 Terra Bella Avenue

Mountain View, CA 94043

Re:          Knightscope, Inc.

Registration Statement on Form S-3, Registration No. 333-269493

Ladies and Gentlemen:

We have acted as counsel to Knightscope, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated November 21, 2024 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3 (Registration No. 333-269493), initially filed by the Company with the Commission on February 1, 2023, as thereafter amended or supplemented, declared effective on February 8, 2023 (the “Registration Statement”).

We also have acted as counsel to the Company in connection with an offering of (i) 393,659 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase up to 816,341 shares of Common Stock (the “Pre-Funded Warrants”), and (iii) warrants to the underwriter to purchase up to 36,300 shares of Common Stock (the “Underwriter Warrants” together with Pre-Funded Warrants, the “Warrants,” and such shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”) that may be issued and sold under that certain Underwriting Agreement executed by the Company and Titan Partners Group LLC, as representative of the several underwriters on November 21, 2024 (the “Underwriting Agreement”). The Prospectus Supplement relates to the Shares and the Warrants.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation and Bylaws of the Company, each as amended and/or restated as of the date hereof, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement and the Prospectus Supplement, the authorization and issuance of the Shares and the Warrants and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the Prospectus Supplement and the base prospectus, dated February 8, 2023, included in the Registration Statement (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), (v) the Underwriting Agreement, (vi)  the form of Pre-Funded Warrant, (vii) the form of Underwriter Warrant, (viii) the specimen Common Stock certificate, (vii) a certificate executed by an officer of the Company, dated as of the date hereof, and (ix) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

Haynes and Boone, LLP	30 Rockefeller Plaza | 26th Floor | New York, NY 10112 T: 212.659.7300 | haynesboone.com

Knightscope, Inc.

November 22, 2024

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have not considered, and express no opinion herein as to, the laws of any states or jurisdictions other than the General Corporation Law of the State of Delaware, the internal laws of the State of New York, and the securities laws of the United States of America, as currently in effect.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Shares have been duly authorized and, when issued against payment therefor as set forth in the Prospectus, will be validly issued, fully paid and non-assessable, (ii) when the Warrants are issued, delivered and paid for, such Warrants will be the legal binding obligations of the Company enforceable in accordance with their terms except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants, and (iii) upon exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP